Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of IX Energy Holdings, Inc. of our report dated March 20, 2009 on the financial statements of IX Energy Holdings, Inc. and Subsidiaries for the years ended December 31, 2008 (consolidated) and 2007, included in Form 10-K of IX Energy Holdings, Inc. filed on March 31, 2009, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

May 4, 2009

551 NW 77th Street, Suite 107 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants